Exhibit 10.14

CONSULTANCY AGREEMENT

This Consultancy Agreement ("Agreement") is entered into effective as of June 2, 2019, by and between Entera Bio Ltd., an Israeli company I.D. No. 514330604 ("Company"), and A2Z Finance Ltd., a company organized under the laws of the State of Israel ("Consultant").

WHEREAS,	the Consultant agrees to perform the Services for the interim period until the engagement by the Company of a new chief financial officer for the Company on a permanent basis; and

WHEREAS,	the Consultant is ready, qualified, willing and able to carry out her obligations and undertakings towards the Company pursuant hereto; and

WHEREAS,
the Services will be provided by the Consultant as an independent contractor, as per the Consultant's and the Designated Service Provider's specific wish and requirement, made as a result of considerations and benefits personal to the Consultant and the Designated Service Provider, that the Services shall be provided to the Company by the Consultant on an independent contractor basis, absent an employment relationship between the Company and the Consultant or the Designated Service Provider; and

WHEREAS,	the parties hereto wish to regulate their relationship in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties do mutually agree as follows:

1.           Engagement of Services.

1.1.          Consultant will provide to the Company CFO services, which shall include, without limitation, the list of responsibilities described in Exhibit A (the “Services”), in a scope and position expressly stated in Exhibit A. Consultant will perform Services faithfully, diligently and to the best of Consultant’s skill and ability. The engagement hereunder is not exclusive, and shall not limit the Company from engaging a third party to provide services which are the same as or similar to the Services.

1.2.          Consultant will provide the Services commencing as of June 2, 2019 (the “Commencement Date”) until termination of this Agreement in accordance with the terms of this Agreement. The provisions of this Section 1.2 and of Sections 2, and 4 through 9 of this Agreement shall survive any termination of this Agreement indefinitely. Upon termination of this Agreement or at such other time as directed by the Company, the Consultant shall immediately return to the Company all assets in the Consultant's possession or control which belong to, or have been entrusted to, the Company. The Consultant shall neither have, nor retain, any proprietary interest or lien in such assets.

1.3.          This Agreement will be in effect commencing on the Commencement Date, until terminated by either party as provided below.  Either party may terminate this Agreement immediately without cause upon prior written notice of 30 days to the other party.

1.4.          Notwithstanding the above, the Company shall be entitled to terminate this Agreement with an immediate effect if: (i) the Consultant act dishonestly, breach its duties (including the duty of loyalty) towards the Company and/or its subsidiaries (the “Group”), or breach the terms of this Agreement, or other agreement with the Company relating to confidentiality, ownership or protection of proprietary rights, non-solicitation or non-disparagement or in the event of any act or omission of the Consultant which would have entitled the Company legally to dismiss the Consultant without severance pay, in whole or in part, had the Consultant or the Designated Service Provider been engaged as an employee of the Company; or (ii) the Company has employed a new Chief Financial Officer (the “New CFO”) (for the avoidance of doubt, the Company shall be entitled to terminate this Agreement with an immediate effect, at the Company's sole discretion, on the starting date of the New CFO with the Company.

1.5.          Designated Service Provider. The Consultant undertakes that all of the Services shall be performed solely and exclusively by Dana Yaacov (the “Designated Service Provider”) for the entire term of this Agreement, unless otherwise agreed in writing by the Company.

1.6.          Corporate approvals. Notwithstanding anything to the contrary herein, the Consultant agrees and understands that this Agreement is subject to, and shall only enter into effect upon the receipt of the approval by all corporate organs of the Company as required according to the applicable law (as determined by the Company on its sole discretion).

2.           Representations and Obligations. Consultant warrants and undertakes as follows:

2.1.          Consultant has the ability, experience, expertise and resources to provide the Services and to perform all of its obligations hereunder. Consultant shall perform all duties and obligations under this Agreement with the highest degree of professionalism, loyalty and to the full satisfaction of the Company.  Consultant is free to provide the Company with the Services, upon the terms contained in this Agreement, and there are no legal, commercial or contractual restrictions preventing the Consultant from fully performing all duties hereunder. Designated Service Provider is an employee of the Consultant (“Employer”). Consultant represents warrants and covenants that Consultant's performance of the obligations under this Agreement does not and will not violate the terms of any of Designated Service Provider's agreements with Employer or any other party. Neither Consultant nor the Designated Service Provider shall accept any Confidential Information (as defined in Section 5.1 below) if he believes, in her sole discretion, that such acceptance might impair her ability to perform her duties of research and publication under her employment agreement with Employer.

2.2.          Consultant shall provide the Company with the Services, in accordance with the directions of the Company’s Chief Executive Officer, or such other person as directed.

2.3.         Consultant will notify the Company immediately should anything occur or come to its attention which would or might prevent it from providing the Services at the level required by the Company. In these circumstances, the Company may terminate this Agreement immediately, without any advance notice, in respect of which the Consultant will not be entitled to any damages or payment other than the Fee (as defined below) for Services provided to the Company prior to termination. Where the Consultant discovers that it has or might have at some point in the future, any personal interest in Company business, or a conflict of interest arising out of or in connection with the Services then, immediately upon discovery, Consultant shall notify the same to the Company in writing. Without derogating from any other rights under this Agreement or under law, the Company may require the Consultant to cease to have any such personal interest or conflict of interest, as the case may be or to immediately terminate this Agreement as detailed in this Section 1.4.

2.4.          Consultant shall be responsible, at its own expense, to obtain all of the equipment necessary for providing the Services, such as car, phone, computer or other communications equipment.

2.5.          Consultant shall comply with all of the Company's policies, as effective from time to time, and acknowledges that the Company is a public company and further represents that Consultant shall at all times comply with all applicable laws, including any applicable securities laws.

2.6.          The Consultant has, and will have throughout the term of this Agreement, all approvals, permits and licenses required pursuant to any law to provide the Services in accordance with this Agreement (if required).

2.7.          The Consultant shall not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in kind, from any person who has or is likely to have a business relationship with the Group related in any way to the Services provided by the Consultant.

3.           Consideration

3.1.          Subject to the fulfillment of the Consultant's obligations hereunder, and contingent upon the performance of the Services by it, the Company shall pay the Consultant a gross service fee (and expense reimbursement, if applicable) as (and only as) expressly stated in Exhibit A (“Fee”). Payment of the Fee by the Company will be made within 30 days following the receipt by the Company of a valid tax invoice issued by the Consultant.

3.2.          Subject to and without derogating from Section 2.4, the Company will reimburse the Consultant for reasonable out of pocket expenses which were pre-approved in writing in connection with its duties hereunder (at the Company's sole discretion), all subject to any Company policies as may be in force from time to time and against the provision of proper receipts. For the avoidance of doubt, it is hereby clarified that the Company will not reimburse the Consultant for any car expenses or other similar expenses according to this Section 3.2.

3.3.          The Consultant shall not be entitled to any further compensation in connection with the Services except as otherwise stated in this Agreement.

4.          Taxes. Consultant shall bear any and all taxes and national insurance contributions (as applicable) which may be payable in connection with any consideration payable to, or benefit receivable by, Consultant and/or Designated Service Provider pursuant to this Agreement. Consultant declares that it maintains financial books in accordance with applicable law and that it is duly registered with the income tax, VAT and national insurance authorities (if and as applicable). Consultant shall bear and be responsible for, and shall indemnify and hold the Company harmless from, all payments required to be made to any such applicable national insurance institute, taxation body or other third party in consequence of the provision of the Services or the remuneration provided in connection therewith. Notwithstanding the above, the Company shall withhold at source all taxes and compulsory payments on any payment to the Consultant to the extent that such taxes and compulsory payments are required by any applicable law to be withheld at source.

5.           Status of Parties

5.1.         The relationship between the Consultant and the Designated Service Provider and the Company, in compliance with the Consultant's request, is one of principal and independent contractor. The Consultant declares that he maintains financial books in accordance with the applicable law and that it is duly registered with the income tax, VAT and National Insurance authorities, and that he must perform and continue to perform all actions legally required to establish and maintain its status as an independent contractor with an independent business. The parties expressly declare that no employment relationship exists between the Company and the Consultant and/or the Designated Service Provider.

5.2.          If, notwithstanding anything contained in this Agreement any person shall claim, or a judicial authority shall determine, that the Consultant and/or the Designated Service Provider provided the Services under this Agreement as an employee of the Company, then the following provisions shall apply:

(a)
For the period as to which it is claimed or determined that an employment relationship existed between the Company and the Consultant (the “Relevant Period”), the Consultant shall not be entitled to the Fee, but only 60% thereof (the “Reduced Fee”).

(b)
The Reduced Fee shall constitute the full Fee payable to the Consultant as salary in connection with said employment relationship, on which basis any social benefits will be calculated - to the extent that such social benefits are required to be paid to or in respect of the Consultant pursuant to any third party authority's decision reclassifying the Consultant as an employee.

(c)
In view thereof, an accounting shall be conducted between the parties, and the Consultant shall immediately return and pay to the Company all amounts paid to him in excess of the Reduced Fee for the Relevant Period, along with linkage differentials and interest from the date of payment of each amount by the Company to the Consultant and up to the date upon which actual return and payment of the funds is made by the Consultant, all based on the Consumer Price Indices known at the relevant dates and as provided by the Adjudication of Interest and Linkage Law, 1961.

5.3.          In addition, in the event that the relationship between the Company and the Consultant shall be claimed, regarded or determined by any third party, including any governmental or judicial or tax authority to be an employment relationship, the Consultant shall reimburse and indemnify the Company for any expense and payment incurred by or demanded of the Company as a consequence, no later than seven days of its receipt of such demand.

5.4.          The Company shall be entitled to offset any amounts due to it under this Section 5 from any amounts payable to the Consultant under this Agreement.

6.          Confidentiality and Assignment of IP. Each of Consultant and Designated Service Provider shall sign and comply with the Company's standard Proprietary Information and Inventions Agreement attached hereto as Exhibit B, which requires, among other things, the assignment of Consultant and Designated Service Provider rights to any intellectual property made during Consultant and Designated Service Provider Services at the Company and the nondisclosure of proprietary information.

7.	Non-Competition and Non-Solicitation.

7.1.	During the term of this Agreement and for a period of twelve (12) months following its termination, the Consultant and the Designated Service Provider shall not:

7.1.1.
directly or indirectly, in any capacity whatsoever, whether independently or as a shareholder, an employee, consultant, an officer or any managerial capacity, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business, anywhere in the world, which competes with, or proposes to compete with the Group.

7.1.2.
directly or indirectly, in any way (i) offer, solicit or attempt to solicit, induce or attempt to induce or endeavor to entice away, any person with whom any member of the Group has or had or shall have any contractual or commercial relationship as a consultant, licensor, joint venturer, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on or prior to date of termination of this Agreement, to cease his, her or its relationship with that member of the Group, or otherwise interfere in any way with the relationship between that member of the Group and such person or (ii) have any business dealings with any such person.

7.1.3.
directly or indirectly, in any way (i) offer, solicit or attempt to solicit for employment or other engagement, or otherwise contract or seek to contract the services of, any individual who is, at the effective date of termination of this Agreement, employed or engaged (whether directly or indirectly) by any member of the Group or induce or entice or attempt to induce or entice such individual to leave such employment or other engagement or otherwise interfere in its, his or her relationship with any member of the Group.

7.2.
The Consultant acknowledges that its obligations under this Section are reasonable, in light of knowledge it will gain of the Group’s Confidential Information and that the consideration it receives hereunder is paid, inter alia, as consideration for its undertaking under this Section.

8.
No Conflicting Obligations. The Consultant and the Designated Service Provider will not, at any time during the term of the Agreement, use or disclose any trade secrets or proprietary or confidential information in such manner that may breach any confidentiality or other obligation that the Consultant owes to any third party (including to any other employer or other clients of the Consultant and the Designated Service Provider), without their prior written consent.

9.
General. This Agreement inures to the benefit of the parties hereto and their permitted assigns and successors, and will not inure to the benefit of any third party (such as the Designated Service Provider). The Consultant shall not assign any of its rights and obligations hereunder without the prior written consent of the Company, and any attempt to do so shall be null and void. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of Israel, regardless of any conflicts of laws provisions. The competent courts of Tel-Aviv, Israel shall have exclusive jurisdiction to hear any such dispute and no other courts shall have any jurisdiction whatsoever in respect of such disputes. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements, representations and understandings in this regard. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Company and Consultant. Each notice given by one party to the other pursuant to this Agreement shall be given in writing, correctly addressed to the relevant party's address as set forth below (unless another address has been notified in accordance with this clause), and will be deemed to have been duly served with immediate effect at the time of hand delivery (or refusal to receive) or email receipt, on the next business day (being a day in which the banks are open to the public in Israel) following transmission by facsimile (and electronic confirmation of receipt), three business days after posting for delivery with a first class registered or recorded delivery post, or on the second business day after posting with an overnight courier. Without derogating from any relief to which the Company is entitled to pursuant to any law and/or agreement, the Company may set off any amount which the Consultant owes it pursuant to this Agreement and/or any other source from any sum that the Consultant is entitled to receive from the Company, from whatever source. No behaviour by either party hereto shall be deemed to constitute a waiver of any rights according to this Agreement, and/or a waiver of or consent to any breach or default in respect of any of the terms hereof, or a change, invalidation or addition to any term, unless expressly made in writing. The Consultant hereby declares that this Agreement is signed by it upon its request, after it has checked all its rights and obligations deriving from this Agreement, according to any law and after it has investigated all its rights pursuant to this Agreement against the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Consultancy Agreement effective as of the date first written above. This Consultancy Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.

Company: Entera Bio Ltd. By: /s/_Phillip Schwartz Phillip Schwartz, CEO	Address: Hadassah Medical Center, Kiryat Hadassa, PO Box 12117, Jerusalem, Israel Attention: Chief Executive Officer e-mail: phillip@enterabio.com
Consultant: /s/Dana Yaacov-Garbeli A2Z Finance Ltd.	Address: Haplech 7, Tel Aviv Israel e-mail: dana@a2z-finance.co.il

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In connection with the above Consultancy Agreement, as may be amended from time to time, the undersigned hereby irrevocably agrees and undertakes to exclusively perform the Services thereunder on behalf of the Consultant (as defined therein), and to comply with and be bound by the provisions of this Consultancy Agreement, as if a party thereto.

Designated Service Provider:

/s/Dana Yaacov-Garbeli
Dana Yaacov-Garbeli

[Signature Page to Consultancy Agreement/ June 2019]

AMENDMENT NO. 1 TO CONSULTING AGREEMENT

This Amendment to the Consulting Agreement (the "Amendment"), is made as of June 25, 2020 , by and between Entera Bio Ltd. (the "Company") and A2Z Finance Ltd. (the "Consultant"). Each of the Company and the Consultant shall be referred to as a "Party" and collectively as the "Parties". Capitalized terms used but not defined herein shall have the meaning assigned to them in the Consulting Agreement (as defined below).

WHEREAS,
the Company and the Consultant have entered into that certain Consulting Agreement, dated June 2, 2019, as amended (the "Consulting Agreement") pursuant to which the Designated Service Provider is providing the Company with CFO Services;

WHEREAS,	the Company has lawfully approved the amendment of the Consulting Agreement according to the terms of this Amendment; and

WHEREAS,	the Parties have mutually agreed to amend the Consulting Agreement in accordance with the provisions of this Amendment, effective as of January 1, 2020 (the “Effective Date”);

NOW THEREFORE, the Parties hereby agree as follows:

1.	Fee. As of the Effective Date, the Consultant's Fee as mentioned in Exhibit A to the Consulting Agreement shall be amend to $14,000 plus VAT.

2.
Unless otherwise specifically provided for herein, all other terms and conditions of the Consulting Agreement remain in full force and effect, and this Amendment shall be deemed an integral part of the Consulting Agreement for all intents and purposes.

3.	In case of any conflict or inconsistency between the terms of this Amendment and the terms of the Consulting Agreement, this Amendment shall prevail.

4.	This Amendment may not be amended, other than by written instrument executed by both Parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their duly authorized representatives, as of the date hereof.

Company:

/s/ Yonatan Malca
Entera Bio Ltd.
Name: Yonatan Malca
Title: Director

Consultant:

/s/ Dana Yaacov-Garbeli
A2Z Finance Ltd.
Name: Dana Yaacov-Garbeli
Title: Partner Designated Service Provider: /s/ Dana Yaacov-Garbeli Dana Yaacov-Garbeli

AMENDMENT NO. 2 TO CONSULTING AGREEMENT

This Amendment to the Consulting Agreement (the "Amendment"), is made as of October 4, 2021 , by and between Entera Bio Ltd. (the "Company") and A2Z Finance Ltd. (the "Consultant"). Each of the Company and the Consultant shall be referred to as a "Party" and collectively as the "Parties". Capitalized terms used but not defined herein shall have the meaning assigned to them in the Consulting Agreement (as defined below).

WHEREAS,
the Company and the Consultant have entered into that certain Consulting Agreement, dated June 2, 2019, as amended (the "Consulting Agreement") pursuant to which the Designated Service Provider is providing the Company with CFO Services;

WHEREAS,	the Company has lawfully approved the amendment of the Consulting Agreement according to the terms of this Amendment; and

WHEREAS,	the Parties have mutually agreed to amend the Consulting Agreement in accordance with the provisions of this Amendment, effective as of January 1, 2021 (the “Effective Date”);

NOW THEREFORE, the Parties hereby agree as follows:

5.	Fee. As of the Effective Date, the Consultant's Fee as mentioned in Exhibit A to the Consulting Agreement shall be amend to $16,100 plus VAT.

6.
Unless otherwise specifically provided for herein, all other terms and conditions of the Consulting Agreement remain in full force and effect, and this Amendment shall be deemed an integral part of the Consulting Agreement for all intents and purposes.

7.	In case of any conflict or inconsistency between the terms of this Amendment and the terms of the Consulting Agreement, this Amendment shall prevail.

8.	This Amendment may not be amended, other than by written instrument executed by both Parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their duly authorized representatives, as of the date hereof.

Company:

/s/ Yonatan Malca
Entera Bio Ltd.
Name: Yonatan Malca
Title: Director

Consultant:

/s/ Dana Yaacov-Garbeli
A2Z Finance Ltd.
Name: Dana Yaacov-Garbeli
Title: Partner Designated Service Provider: /s/ Dana Yaacov-Garbeli Dana Yaacov-Garbeli